Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of W&T Offshore, Inc. for the registration of $600,000,000 of 8.5% Senior Notes due 2019, and to the incorporation by reference therein of our reports dated March 4, 2011, with respect to the consolidated financial statements of W&T Offshore, Inc., and the effectiveness of internal control over financial reporting of W&T Offshore, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

November 4, 2011

Houston, TX